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                                                                   EXHIBIT 10.25

                           INTER-PURCHASER AGREEMENT

       This Inter-Purchaser Agreement (this "Agreement") dated as of December 28, 1994, is entered into by and among Walter International, Inc., a Texas corporation ("Walter"), Walter Congo Holdings, Inc., a Texas corporation ("Walter Holdings"), Walter International Congo, Inc., a Texas corporation ("Old Walter Congo"), Nuevo Energy Company, a Delaware corporation ("Nuevo"), The Congo Holding Company, a Texas corporation ("Nuevo Holdings"), and The Nuevo Congo Company, a Texas corporation ("Old Nuevo Congo").

       1.     INTRODUCTION.

              1.1 On June 30, 1994, Walter entered, and caused its indirect subsidiary Old Walter Congo to enter, and Nuevo entered and caused its indirect subsidiary, Old Nuevo Congo, to enter, into that certain Stock Purchase Agreement (the "Purchase Agreement") with Amoco Production Company ("Amoco"). Pursuant to the Purchase Agreement, Old Walter Congo will merge with and into Amoco Congo Exploration Company, a Delaware corporation ("ACE"), with ACE as the surviving entity, and Old Nuevo Congo will merge with and into Amoco Congo Petroleum Company, a Delaware corporation ("ACP"), with ACP as the surviving entity (collectively, the "Mergers"). After the Mergers, the name of ACE will be changed to Walter International Congo, Inc. ("New Walter Congo") and the name of ACP will be changed to The Nuevo Congo Company ("New Nuevo Congo"). In this Agreement, any reference to "Walter Congo" shall mean Old Walter Congo prior to the Mergers and New Walter Congo after the Mergers, and any reference to "Nuevo Congo" shall mean Old Nuevo Congo prior to the Mergers and New Nuevo Congo after the Mergers.

              1.2 All of the capital stock of Old Nuevo Congo is held by Nuevo Holdings, prior to the Mergers, and all the capital stock of New Nuevo Congo will be held by Nuevo Holdings after the Mergers. Nuevo Holdings is a wholly-owned subsidiary of Nuevo. All of the capital stock of Old Walter Congo is held by Walter Holdings, prior to the Mergers, and all of the capital stock of New Walter Congo will be held by Walter Holdings after the Mergers. Walter Holdings is a wholly-owned subsidiary of Walter.

              1.3 ACE owns an undivided 25% interest in the Marine I Joint Operating Agreement and a like beneficial interest in the Convention and Yombo Permit. ACP owns an undivided 18.75% interest in the Marine I Joint Operating Agreement and a like beneficial interest in the Convention and Yombo Permit.

              1.4 Nuevo has posted a letter of credit for the benefit of Amoco on behalf of both of the Purchasers in connection with the letter of intent dated December 2, 1993, executed by Walter, Nuevo and Amoco; replacement letters of credit in connection with extensions of the letter of intent; and a letter of credit for the benefit of Amoco on behalf of both of the Purchasers as required by Section 5 of the Purchase Agreement. In addition, Nuevo will post a letter of credit for the benefit of Amoco on behalf of both Purchasers to secure the Promissory Note as required by Section 3.A(2) of the Purchase Agreement.
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              1.5    The purpose of this Agreement is to set forth certain
understandings between Walter and certain of its subsidiaries and Nuevo and certain of its subsidiaries. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth herein.

       2. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement or the Tax Agreement (as defined in the Purchase Agreement). In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meaning set forth below, which shall be equally applicable to both the singular and the plural forms of the terms herein defined:

       "Business Day" means any day excluding Saturday, Sunday, or any day which shall be in Houston, Texas, a legal holiday or a day on which banking institutions in Houston, Texas are authorized or required by law to close.

       "Finance Agreement" shall mean, with respect to Walter Congo, the Finance Agreement to be entered into between OPIC, Walter Holdings and Walter Congo and, with respect to Nuevo Congo, the Finance Agreement to be entered into between OPIC, Nuevo Holdings and Nuevo Congo; and "Finance Agreements" shall mean both such agreements.

       "Interests" shall mean the undivided interests in the Marine I Joint Operating Agreement and the beneficial interests in the Convention and Yombo permit.

       "Latent ORRI" shall mean those certain contractual obligations of Walter Congo (or its assigns or successors) as described in Section 6.4.

       "Latent Working Interest" shall mean those certain contractual obligations and rights of Walter Congo (or its assigns or successors) as described in Section 6.3.

       "NOMECO" shall mean NOMECO Oil & Gas Company.

       "OPIC Financing" shall mean (i) the loans to be obtained by Nuevo Congo and Walter Congo for the cash to be paid to Amoco pursuant to the Mergers and the development of the Yombo Permit and the related guarantee to be provided by OPIC and (ii) the political risk insurance to be provided by OPIC.

       "Promissory Note" shall mean the Promissory Note payable to Amoco to be delivered by Purchasers pursuant to Section 3.A(2) of the Purchase Agreement.

       "Republic" shall mean the Republic of the Congo.

       "Walter Congo Note" shall mean that demand promissory note payable to Nuevo Holdings (or its assigns or successors) delivered by Walter Congo as described in paragraph 6.1 below.


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       3.     RELATIONSHIP OF THE PARTIES.  Walter and Nuevo are causing Old
Walter Congo and Old Nuevo Congo, respectively, to enter into the transactions contemplated by the Purchase Agreement and to become independent owners of the capital stock of ACE and ACP, respectively. After the Closing, Walter and Nuevo will cause Walter Congo and Nuevo Congo, respectively, to own and operate the interests under the Convention on the same terms and conditions as currently in force pursuant to the Marine I Joint Operating Agreement. Nothing contained in this Agreement or the Stock Purchase Agreement shall be deemed to constitute any of Nuevo, Nuevo Holdings or Nuevo Congo, on the one hand, and Walter, Walter Holdings or Walter Congo, on the other hand, as a partner, joint venturer, agent or legal representative of the other or to create any fiduciary relationship. Except as otherwise expressly provided in the Marine I Joint Operating Agreement, or the Purchase Agreement, neither Purchaser shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Purchaser.

       4.     TRANSACTION EXPENSES.

              4.1 Except as provided in Section 4.2, each of Nuevo and Walter shall reimburse the other for one-half of all reasonable and customary expenses incurred by the other (or its respective subsidiaries) that are common to the parties in connection with the transactions contemplated by the Purchase Agreement and the OPIC Financing, including, without limitation, (i) all fees and expenses in connection with the letters of credit posted pursuant to the letter of intent and the Purchase Agreement prior to the Closing, (ii) all fees and expenses in connection with the letter of credit posted by Nuevo pursuant to the Purchase Agreement to secure payment of the Promissory Note described in
Section 3(B)(2) of the Purchase Agreement, but only to the extent that a party's respective share of the obligations under such Promissory Note remains unpaid, (iii) all legal and accounting fees and disbursements and fees and expenses of other advisers retained by it in connection with due diligence, negotiation, drafting, transition expenses and other similar activities, whether in the Republic or elsewhere, and (iv) travel and other reasonable business expenses incurred in connection with the Purchase Agreement.

              4.2 Each of Walter and Nuevo shall individually bear and pay their respective (x) fees and expenses relating to negotiations and agreements between them, including fees and expenses incurred with respect to this Agreement, (y) fees and expenses relating to compliance by each of Walter (including its Affiliates) and Nuevo (including its Affiliates) with representations, warranties and covenants relating or pertaining to each of them, individually, in favor of Amoco, OPIC or each other, and (z) fees and expenses relating to any other matters not substantially related to the common undertaking by such parties as contemplated by the Purchase Agreement and the OPIC Financing.

              4.3 Walter and Nuevo shall invoice each other for amounts that may be reimbursed pursuant to this Section, and all such amounts that meet the requirements of this Section shall be paid by Walter to Nuevo or by Nuevo to Walter, as appropriate, within thirty days after receipt of the invoice. Any single expense that is to be borne by both parties in excess of $10,000 shall be approved by both Walter and Nuevo.





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       5.     OBLIGATIONS TO AMOCO AND THE IRS.

              5.1 Walter shall, and shall require Walter Congo and Walter Holdings to, and Nuevo shall, and shall require Nuevo Congo and Nuevo Holdings to, perform all of their respective obligations (including both affirmative and negative covenants) under the Marine I Joint Operating Agreement, the Tax Agreement, the Purchase Agreement, the Closing Agreement and all of the agreements executed in connection with the OPIC Financing. In addition, (i) neither Walter nor Nuevo shall, and Walter and Nuevo shall not permit any of their respective Affiliates to, take (or, to the extent possible, permit) any action for which any of them would have an obligation to indemnify Amoco or any of its Affiliates under the terms of the Tax Agreement without obtaining the prior consent of the other and (ii) unless they obtain the prior consent of the other, Walter and Nuevo shall, and Walter and Nuevo shall cause each of their respective Affiliates to, take all actions necessary to avoid the occurrence of an event for which any of them would have an obligation to indemnify Amoco or any of its Affiliates under the terms of the Tax Agreement. Such consent may be conditioned on, among other things, the receipt by the party that is to provide the consent of an indemnity from an entity acceptable to such consenting party (in its sole discretion) against any liability, cost or expense in connection with such action.

              5.2 To the extent that any act, omission, condition or event with respect to Walter or any of its Affiliates causes the occurrence of a Triggering Event without the prior consent of Nuevo or any Affiliate of Nuevo having been obtained to such act, omission, condition or event, Walter shall reimburse Nuevo for any and all amounts payable by Nuevo or any Affiliate of Nuevo to Amoco or any Affiliate of Amoco pursuant to the Tax Agreement or to the IRS pursuant to the Closing Agreement. Such reimbursement shall be adjusted to eliminate any net tax effect from such reimbursement or payments pursuant to the Tax Agreement or to the IRS.

              5.3 To the extent that any act, omission, condition or event with respect to Nuevo or any of its Affiliates causes the occurrence of a Triggering Event without the prior consent of Walter or any Affiliate of Walter having been obtained to such act, omission, condition or event, Nuevo shall reimburse Walter for any and all amounts payable by Walter or any Affiliate of Walter to Amoco or any Affiliate of Amoco pursuant to the Tax Agreement or to the IRS pursuant to the Closing Agreement. Such reimbursement shall be adjusted to eliminate any net tax effect from such reimbursement or payments pursuant to the Tax Agreement or to the IRS.

              5.4 Nuevo shall reimburse Walter for any payment that Walter is required to make to Amoco or its Affiliates in connection with any representation or warranty relating or pertaining to Nuevo or its Affiliates in the Purchase Agreement.

              5.5 Walter shall reimburse Nuevo for any payment that Nuevo is required to make to Amoco or its Affiliates in connection with any representation or warranty relating or pertaining to Walter or its Affiliates in the Purchase Agreement.





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              5.6    Except as provided in Sections 5.2, 5.3, 5.4 or 5.5, in
the event Walter or any of its respective Affiliates is obligated to pay to Amoco or any of its Affiliates any amount in connection with the Purchase Agreement (including the Promissory Note and the Production Payment), the Tax Agreement or the Closing Agreement and Nuevo does not pay an equal amount to Amoco or its Affiliates, then Nuevo shall reimburse Walter the amount necessary to equalize the payments by Walter and its Affiliates, collectively, and Nuevo and its Affiliates, collectively.

              5.7 Except as provided in Sections 5.2, 5.3, 5.4 or 5.5, in the event Nuevo or any of its respective Affiliates is obligated to pay to Amoco or any of its Affiliates any amount in connection with the Purchase Agreement (including the Promissory Note and the Production Payment), the Tax Agreement or the Closing Agreement and Walter does not pay an equal amount to Amoco or its Affiliates, then Walter shall reimburse Nuevo the amount necessary to equalize the payments by Walter and its Affiliates, collectively, and Nuevo and its Affiliates, collectively.

              5.8 In the event that Amoco or any of its Affiliates receives any funds under the letters of credit posted by Nuevo prior to the Closing, then reimbursements to the issuer of such letters of credit by Nuevo or any of its Affiliates that are discharged by the funds delivered to Amoco or its Affiliates shall be deemed a payment by Nuevo and its Affiliates for purposes of this Section 5. In the event that Amoco or any of its Affiliates receives any funds under the letter of credit posted by Nuevo pursuant to the Purchase Agreement to secure payment of the Promissory Note described in Section 3(B)(2) of the Purchase Agreement, then reimbursements to the issuer of such letter of credit by Nuevo or any of its Affiliates shall be deemed a payment by Nuevo and its Affiliates for purposes of this Section 5 as long as Walter has not paid its share of such Promissory Note.

              5.9 At least ten days prior to filing any consolidated federal income tax return, Walter shall provide Nuevo a copy of the certification to be included with such return described in Treas. Reg. Section 1.1503-2(g)(2)(vi)(B) which is required to avoid a Triggering Event. At least ten days prior to filing any consolidated federal income tax return, Nuevo shall provide Walter a copy of the certification to be included with such return described in Treas. Reg. Section 1.1503-2(g)(2)(vi)(B) which is required to avoid a Triggering Event. Within two business days of a party's providing a notice to Amoco under Section 3 of the Tax Agreement, it shall provide a copy to the other parties hereto.

              5.10 Pursuant to the Stock Purchase Agreement, the combined purchase price for the stock of ACE and ACP is the sum of $31.5 million plus the Balancing Payment--the sum of $18 million plus 57.143% of the Balancing Payment attributable to the ACE stock and the sum of $13.5 million plus 42.857% of the Balancing Payment attributable to the stock of ACP. The parties will pay this purchase price to Amoco in the following manner: Walter Holdings will pay the sum of $18 million plus 57.143% of the Balancing Payment to Amoco for 100% of the stock of ACE and Nuevo Holdings will pay the sum of $13.5 million plus 42.857% of the Balancing Payment to Amoco for 100% of the stock of ACP.





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       6.     NUEVO HOLDINGS LOAN TO WALTER CONGO; CREATION OF LATENT WORKING
INTEREST AND LATENT ORRI.

              6.1 To enable Walter Holdings to purchase 100% of the stock of ACE, Nuevo Holdings will loan to Walter Congo pursuant to the Walter Congo Note a principal amount equal to the sum of $2.25 million plus 7.143% of the Balancing Payment (the "Principal Amount"). The terms of the Walter Congo Note shall authorize Nuevo Holdings (or its assigns or successors) to demand (at the option of Nuevo Holdings or its assigns or successors) payment of the Walter Congo Note either (i) in cash or (ii) in kind through the creation of certain contract rights pursuant to the Latent Working Interest and the Latent ORRI. The various steps associated with the Walter Congo Note and the creation of the Latent Working Interest and the Latent ORRI are set out below and shall occur in the order set out:

       First, on the Closing Date, Nuevo Holdings will loan the Principal Amount to Walter Congo, and such loan shall be evidenced by the Walter Congo Note. Walter Congo agrees to use the proceeds of this loan solely to acquire the stock of ACE.

       Second, on the Closing Date, Walter Holdings will arrange for Walter Congo to obtain, as of the Closing Date, but prior to the Closing, an amount equal to the sum of $18 million plus 57.143% of the Balancing Payment (including the proceeds from the Walter Congo Note). Nuevo Holdings will arrange for Nuevo Congo to obtain, as of the Closing Date but prior to the Closing, an amount equal to the sum of $13.5 million plus 42.857% of the Balancing Payment.

       Third, on the Closing Date, Walter Holdings will purchase 100% of the stock of ACE from Amoco for an amount equal to the sum of $18 million plus 57.143% of the Balancing Payment, by causing Walter Congo to merge into ACE, with ACE the surviving entity. Walter Holdings will cause ACE to change its name to Walter International Congo, Inc. Simultaneously Nuevo Holdings will purchase 100% of the stock of ACP from Amoco for an amount equal to the sum of $13.5 million plus 42.857% of the Balancing Payment, by causing Nuevo Congo to merge into ACP, with ACP the surviving entity. Nuevo Holdings will cause ACP to change its name to The Nuevo Congo Company.

       Fourth, on the Closing Date, Nuevo Holdings will contribute the Walter Congo Note to the capital of Nuevo Congo.

       Fifth, no sooner than the day immediately after the Closing Date, Nuevo Congo will demand of Walter Congo the payment of the Walter Congo Note by the creation of the contractual rights and obligations represented by the Latent Working Interest and the Latent ORRI. Walter Congo will create contracts represented by the Latent Working Interest and the Latent ORRI and deliver them to Nuevo Congo, in complete satisfaction of all obligations of Walter Congo under the Walter Congo Note.

              6.2 Walter and Nuevo agree that they will take consistent income tax reporting positions with respect to the contractual rights and obligations represented by the Latent Working Interest and the Latent ORRI.





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              6.3    The contract for the Latent Working Interest will evidence for Nuevo Congo the following contractual rights and obligations: (i) the right of Nuevo Congo (or its assigns or successors) to receive from Walter Congo (or its assigns or successors) an amount of cash equal to the amount of cash, proceeds and revenues attributable to an undivided 12.5% of Walter Congo's 25% interest in the Marine I Joint Operating Agreement and like beneficial interest in the Convention and Yombo Permit and any rights of Walter Congo arising after the Closing Date under the Purchase Agreement, payable by Walter Congo (or its assigns or successors) at the times that the operator under the Marine I Joint Operating Agreement makes distributions of proceeds from the sale of hydrocarbons to working interest owners or at the time of a sale of such interests; and (ii) the obligation of Nuevo Congo (or its assigns or successors) to pay to Walter Congo (or its assigns or successors) an amount of cash equal to 12.5% of the obligations, costs, expenses and other liabilities payable by Walter Congo with respect to its interest in the Marine I Joint Operating Agreement, the Convention and the Yombo Permit, including a proportionate part of the obligations after the Closing Date under the Purchase Agreement (but excluding (A) any part of the OPIC Financing or any OPIC Insurance Costs and (B) the Latent ORRI), payable at such time as Walter Congo (or its assigns or successors) is obligated to make such payments under the Marine I Joint Operating Agreement or other instruments.

              6.4 The contract for the Latent ORRI will evidence for Nuevo Congo (or its assigns or successors) a contractual right to receive from Walter Congo (or its assigns or successors) an amount of cash equal to the amounts that would be paid with respect to an overriding royalty interest equal to the difference between (a) one-half the aggregate royalty burden to the Republic on the interest of Walter Congo and Nuevo Congo in the Convention and (b) the royalty burden to the Republic on the interest of Walter Congo beneficially owned by Walter Congo (ie., 21.875% out of Walter Congo's 25% interest). Such amounts shall be calculated and paid in the same manner as royalty payments are made to or for the account of the Republic. The Latent ORRI will also evidence the parties' obligations to make additional payments measured by the Congolese income tax consequences of their Congolese operations.

              6.5 Walter Congo shall not be liable for any actions taken hereunder with respect to the Latent Working Interest or the Latent ORRI if made in good faith and without gross negligence, fraud or bad faith. Walter Congo shall not be treated as a fiduciary with respect to the Latent Working Interest or the Latent ORPI.

              6.6 Nuevo and Nuevo Congo hereby jointly and severally agree to indemnify and hold harmless Walter Congo and its Affiliates from and against any and all claims, damages, losses, liabilities and expenses of any kind, including but not limited to any liability or expense arising from U.S. or Congolese income, capital gains, or other taxes paid or payable on production or with respect to the Latent Working Interest or the Latent ORRI, in connection with or arising directly or indirectly out of the creation of the Latent Working Interest or the Latent ORRI and payments made thereunder, unless such claims, damages, losses, liabilities or expenses resulted from the sole gross negligence, fraud or bad faith of Walter or Walter Congo. Such indemnity with respect to taxes shall be grossed up or decreased as necessary to eliminate any net tax effect from such indemnity payments.





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              6.7    Nuevo and Walter agree that prior to the creation of the
contractual rights represented by the Latent Working Interest and the Latent ORRI, they shall (i) comply with the requirements of the Tax Agreement, and
(ii) submit (and shall cause their respective controlled subsidiaries to join in such submission) to the Internal Revenue Service (the "IRS") a request for a Closing Agreement as specified in Treasury Regulations Section 1.1503-2(g)(2)(iv)(B)(2). In conjunction with such Closing Agreement, Walter shall request from the IRS such rulings as Nuevo and Walter shall jointly deem necessary, taking into account the ruling submitted to the IRS by Amoco in conjunction with the sale of the stock of ACE and ACP. The parties agree to make all representations and supply all information necessary for the IRS to enter into the Closing Agreement and to issue the rulings that may be requested pursuant to the prior sentence.

              6.8 If Nuevo Congo requests and Nuevo Congo has obtained the appropriate approvals, Walter Congo will make assignments to Nuevo Congo of the interests in the Marine I Joint Operating Agreement represented by the Latent Working Interest and the Latent ORRI.

       7. LOANS BETWEEN THE COMPANIES; ACQUISITIONS PURSUANT TO FINANCE AGREEMENTS.

              7.1 In the event that either Walter Congo acquires the capital stock or assets of Nuevo Congo or Nuevo Congo acquires the capital stock or assets of Walter Congo pursuant to Section 9.14 of the respective Finance Agreement, the acquiring party shall pay to the other an amount equal to the appraised value as determined by an independent appraiser selected by Walter and Nuevo (and, if Walter and Nuevo are unable to agree, then, at the request of either of them, the judge of the Southern District of Texas that is senior in term of service shall select an independent appraiser). The appraiser shall utilize the most recent reserve value calculations prepared by the engineer most recently employed by Walter Congo and Nuevo Congo pursuant to the Finance Agreements. Such engineer shall utilize pricing parameters consistent with the methodology utilized in connection with reports provided under the Finance Agreements and shall utilize a discount rate of 25%.

              7.2 In the event that either Nuevo Congo or Walter Congo becomes a defaulting party under the terms of Section 8.05 of the Marine I Joint Operating Agreement, the non-defaulting party shall have the right (but not the obligation) to loan to the defaulting party prior to the expiration of the ninety-day period described in Section 8.05(b) of the Marine I Joint Operating Agreement the amount necessary to cure such default. The entire amount loaned by the non-defaulting party to the defaulting party shall be used within such ninety-day period to cure the default in accordance with Section 8.05(b) of the Marine I Joint Operating Agreement.

              7.3 In the event that either Walter Congo or Nuevo Congo cures a default by the other pursuant to Section 9.13 of the respective Finance Agreement, the amount advanced to cure the default shall be deemed to be a loan by the non-defaulting party.

              7.4 In the event that any amount is loaned by either Walter Congo or Nuevo Congo pursuant to Section 7.2 or is deemed to be loaned pursuant to Section 7.3, such loaned amount shall be payable on demand (subject to the terms of any subordination agreement in favor of OPIC required in connection with the OPIC Financing) and shall bear interest at the lesser of (i) the prime rate announced from time to time by Texas Commerce Bank National





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Association plus 5% per annum or (ii) the maximum nonusurious rate permitted by applicable law.

       8.     WORK PROGRAMS, BUDGET AND AFES; ADMINISTRATIVE AND TECHNICAL
              MATTERS.

              8.1 After the earlier of (i) the repayment by each of Walter Congo and Nuevo Congo of all its obligations under its respective Finance Agreement and all related documents or (ii) the completion of the development program approved by OPIC in connection with the Finance Agreements, Walter shall not permit Walter Congo, and Nuevo shall not permit Nuevo Congo, to submit any work program, budget or authorization for expenditure pursuant to
Article 6 of the Marine I Joint Operating Agreement, or submit any other matter for a vote of the owners of the Interests under the Marine I Joint Operating Agreement without obtaining the prior approval of Nuevo Congo or Walter Congo, as the case may be, which approval shall not be unreasonably withheld.

              8.2 If (i) any matter is presented for a vote to the owners of the Interests under the Marine I Joint Operating Agreement and (ii) the result of the vote would change if the percentage attributable to the Latent Working Interest were voted by Nuevo Congo rather than Walter Congo, then Walter Congo shall vote its interest in a manner that will cause the same result that would be obtained if the Latent Working Interest were voted by Nuevo Congo.

              8.3 In the event that Walter or any of its Affiliates engages Nuevo, Torch Operating Company or any of their respective Affiliates to perform services with respect to the Yombo Permit, Nuevo shall, or shall cause Torch Operating Company or such Affiliate to, provide a monthly invoice to Walter Congo for such services, and Walter shall pay or cause Walter Congo to pay the amount of such invoice within thirty days after receipt of such invoice.

              8.4 Walter shall administer, or cause its Affiliates to administer, in conformity with the standards set forth in Section 4.07 of the Marine I Joint Operating Agreement, the OPIC Financing on behalf of Nuevo Holdings and Nuevo Congo, including (i) the preparation for the review and approval by Nuevo Holdings of all reports, certificates and other submissions by Nuevo Holdings and Nuevo Congo pursuant to the agreements evidencing the OPIC Financing, other than any financial statements or other financial information pertaining primarily to Nuevo or its Affiliates, and (ii) the coordination with the engineer that will provide reports to OPIC in connection with the OPIC Financing so that the engineer has full and complete information necessary to timely prepare whatever reports the engineer is required to deliver pursuant to the OPIC Financing. Nuevo may assume the obligation to administer the OPIC Financing provided to Nuevo Holdings and Nuevo Congo at any time after thirty days notice to Walter. As long as Walter or one of its Affiliates is administering the OPIC Financing on behalf of Nuevo Congo and Nuevo Holdings, Nuevo shall cause Nuevo Congo to reimburse Walter and its Affiliates for one-half of all of the reasonable costs and expenses incurred by Walter and its Affiliates in connection with the administration of the OPIC Financing.





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       9.     RIGHT OF FIRST REFUSAL.

              9.1 If Walter or Nuevo, or any of their respective Affiliates, agrees or makes an arrangement (i) to sell all or any portion of the assets constituting the interests under the Convention, the Yombo Permit or the Marine I Joint Operating Agreement, (ii) to sell all or any portion of the capital stock of Walter Holdings or Nuevo Holdings or any rights thereto, (iii) to sell all or any portion of the capital stock of Walter Congo or Nuevo Congo, respectively, (iv) for a merger of Walter Congo or Nuevo Congo, respectively, with or into any other entity, or (v) for a merger of Walter Holdings or Nuevo Holdings, respectively, with or into any other entity, then Walter or Nuevo, respectively, shall promptly give written notice to Nuevo or Walter,
respectively.   The notice shall contain the name and address of the
prospective purchaser, a summary of all relevant terms of the offer and a copy of all agreements with, and offers from, the prospective purchaser relating to the sale.

              9.2 To the extent that Amoco or any of its Affiliates has a preferential right under the Purchase Agreement, the Tax Agreement, or the Option Agreement in connection with a proposed sale of Interests or capital stock, or proposed merger, by or on behalf of either Nuevo Congo or Walter Congo, and none of Amoco or such Affiliates elects to exercise such preferential right, (i) Nuevo shall have an optional prior right to purchase or merge (or to cause one of its subsidiaries to purchase or merge) on the same terms and conditions as the proposed sale of such Interests or such capital stock, or the proposed merger, as appropriate, by Walter Congo, Walter Holdings or Walter, respectively; and (ii) Walter shall have an optional prior right to purchase or merge (or to cause one of its subsidiaries to purchase or merge) on the same terms and conditions as the proposed sale of such Interests, or the proposed sale of such capital stock, or the proposed merger, as appropriate, by Nuevo Congo, Nuevo Holdings, or Nuevo, respectively. To exercise the prior right, Nuevo or Walter, as appropriate, must provide to the other a notice of its (or its Affiliate's) intent to purchase such Interests or capital stock, or to merge, as the case may be, within 15 days after receipt of the notice described in Section 9.1. If such prior right is exercised and any right of Amoco or any of its Affiliates is not exercised, the purchasing or merging parties shall be entitled to complete the proposed purchase or merger in accordance with the terms specified in the notice.

              9.3 In the event that the proposed consideration to be received by Walter or Nuevo or any of their respective Affiliates in connection with any transaction described in Section 9.1 is not cash, then Nuevo and Walter shall engage an independent appraiser acceptable to both of them to determine the cash value of the proposed consideration. The person exercising the right of first refusal shall pay to the other the cash value of the non-cash consideration as determined by the appraiser.

              9.4 There shall not be a preferential right under this Section 9 where Nuevo or Walter or any of their respective Affiliates grants a lien or security interest in any asset or transfers any asset (via merger, consolidation or otherwise) to any Affiliate of Nuevo or Walter, respectively, nor shall the preferential right under this Section 9 apply to a merger by Walter (or its Affiliates) with or into NOMECO (or its Affiliates).

       10. BALANCING OF WORKING CAPITAL. The combined working capital of ACE and ACP on the date of Closing shall be allocated to Walter Congo and Nuevo Congo such that Walter Congo will own 57.143% of total combined working capital of both entities and Nuevo Congo will own 42.857% of the total combined working capital of both entities. To accomplish this, Walter and Nuevo shall prior to June 30, 1995 examine the books of ACE and ACP to determine the actual working capital of the two Companies as of the date of Closing. As soon as practical after this determination has been made, Walter Congo shall pay to Nuevo Congo an amount equal to the difference between (i) 42.857% of the amount obtained by adding total cash and accounts receivable of both ACE and ACP and subtracting therefrom total current liabilities of ACE and ACP, in each case determined after, but as of, the Closing and (ii) the balance reflected on the books of ACP equal to the amount obtained by adding cash and accounts receivable and subtracting therefrom total current liabilities in each case determined on, but as of, the Closing. In addition, amounts with respect to each of Crude Oil Inventory, Materials and Supplies, and Prepaid Expenses equal to the difference between 42.857% of the combined total amount determined after, but as of, the Closing and the amount reflected on the books of ACP on the date of Closing shall be transferred from the books of ACE to the books of ACP.

       11.    RESOLUTION OF DISPUTES.

              11.1 On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

              11.2 Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

              11.3 Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a practicing attorney licensed to practice in the State of Texas who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

              11.4 To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 60 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. The arbitrator shall be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

              11.5 All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Walter and Nuevo equally unless otherwise awarded by the arbitrator.

       12. PAYMENTS AND RECORDS. All payments due pursuant to Section 6 hereof shall be made at the address set forth below or at such other address as Nuevo Congo may designate. All payments due with respect to any loan made pursuant to Section 7 shall be made at the address set forth below or at such other address as Nuevo or Walter may designate. Walter Congo shall maintain true and correct books and records sufficient to enable Nuevo Congo to verify the correctness of the amounts paid and payable to Nuevo Congo in connection with the Latent Working Interest and the Latent ORRI.

       13. ACCESS TO BOOKS AND RECORDS. At Nuevo's request, Walter shall provide Nuevo with access, at the office of Walter during normal business hours, to the books and records of Walter and its Affiliates relating to the payments due under Section 4 hereof, the Yombo Permit, the Convention, the Marine I Joint Operating Agreement and the OPIC Financing to enable Nuevo to verify the compliance with the obligations of Walter and its Affiliates hereunder. At Walter's request, Nuevo shall provide Walter with access, at the office of Nuevo during normal business hours, to the books and records of Nuevo and its Affiliates relating to the Yombo Permit, the Convention, the Marine I Joint Operating Agreement and the OPIC Financing to enable Walter to verify the compliance with the obligations of Nuevo and its Affiliates hereunder.

       14. AREA OF INTEREST. In the event that Walter or Nuevo, or any of their respective Affiliates, acquires, or acquires any right to acquire, any interest in any rights to explore for, develop or produce hydrocarbons within the Republic (the "Acquisitor"), then the Acquisitor shall provide a notice to the other (the "offeree") describing the acquisition and all relevant terms of any obligations associated with the acquired rights. In addition, the notification by the Acquisitor shall contain an offer to assign to the offeree one-half of the interest acquired for the payment of one-half of the consideration paid by the Acquisitor and the assumption by the offeree of one-half of the obligations of the Acquisitor with respect to the acquired interest. To exercise the right to acquire, the offeree must notify the Acquisitor within thirty days receipt of the notice.

       15. SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 9, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.

       16. WAIVERS AND AMENDMENTS. To be effective, all amendments and other modifications hereof and all consents that may be given pursuant hereto must be in writing and signed by each of the parties hereto. Any party may by written instrument (i) waive compliance by any other party with, or modify any of, the covenants or agreements made to it by any other party contained in this Agreement of (ii) waive or modify performance of any of the obligations or other acts of any of the other parties hereto. The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

       17. NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(a) when delivered by hand, (b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States by first class postage prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by express delivery service (receipt requested) or by such other means as the parties may agree from time to time or (d) five Business Days after being mailed in the United States, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties):

                            if to Walter or any of its Affiliates:

                            Walter International, Inc.
                            1021 Main Street, Suite 2110
                            Houston, Texas 77002-6502
                            Telecopier No.: (713) 756-1111
                            Attention: F. Fox Benton, Jr.


                            if to Nuevo or any of its Affiliates:

                            Nuevo Energy Company
                            1221 Lamar, Suite 1600
                            Houston, Texas 77010
                            Telecopier No.: (713) 655-1711
                            Attention: Roland E. Sledge

       18. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       20. ENTIRE AGREEMENT. This Agreement, the exhibits, schedules and annexes hereto, if any, contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings between the parties hereto relating to the subject matters hereof and thereof.

       21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Texas.

       22.    PAYMENT TERMS AND INTEREST CALCULATIONS.

              22.1 If the due date for any payment hereunder falls on the Saturday or a non-Monday bank holiday, such payment shall be made on the last banking day before the non-banking day, and if such payment falls due on a Sunday or a Monday bank holiday, such payment shall be made on the next succeeding banking day.

              22.2 Interest shall accrue on any unpaid and outstanding amount on which interest is stated to accrue hereunder from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full.

              22.3 All interest calculations hereunder shall be compounded quarterly, to the extent permitted by law, if not paid currently.

              22.4 A wire transfer or delivery of a check shall not operate to discharge any payment under this Agreement and is accepted subject to collection.

       23. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any party other than Walter, Walter Holdings, Old Walter Congo, Nuevo, Nuevo Holdings, and Old Nuevo Congo to any claim, cause of action, remedy or right of any kind.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           Walter International, Inc.
                                           Walter Congo Holdings, Inc.
                                           Walter International Congo, Inc.

                                           By:  /s/ F. Fox Benton, Jr.
                                              ------------------------------
                                               Name:  F. Fox Benton, Jr.
                                                     -----------------------
                                               Title:  Exec. Vice Pres.
                                                     -----------------------

                                           Nuevo Energy Company
                                           The Congo Holding Company
                                           The Nuevo Congo Company

                                           By:  /s/ Michael D. Watford
                                              ------------------------------
                                                Michael D. Watford
                                                President